Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Second Quarter Net Income of $496 Million or $2.45 per Share;

Operating Income per Share Increases 29% to a Record $2.28;

2005 Operating Income per Share Guidance Is Raised to Range of $8.30 to $8.70

     WARREN, New Jersey, July 26, 2005 - The Chubb Corporation [NYSE: CB], a leading global property and casualty insurer, today reported that net income in the second quarter of 2005 was $496 million, a 39% increase over net income of $356 million in the second quarter of 2004. Net income per share increased 32% to $2.45 from $1.85.

     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased 35% in the second quarter of 2005 to $461 million from $341 million in the second quarter of 2004. Operating income per share grew 29% to a record $2.28 from $1.77.

     Net written premiums for the second quarter increased 6% to $3.1 billion. Premiums for the insurance business grew 8%: up 7% in the U.S. and 13% outside the U.S. (8% in local currencies). Premiums for the reinsurance assumed business (Chubb Re) declined 14%.

     The combined loss and expense ratio for the second quarter was 88.3%, compared to 92.8% in the second quarter of 2004. Catastrophe losses for the 2005 second quarter were $21 million, accounting for 0.7 percentage points of the combined ratio. In the second quarter of 2004, catastrophe losses (excluding the release of $80 million of net reserves for losses related to the September 11, 2001 attack on the World Trade Center) were $46 million, representing 1.6 percentage points of the combined ratio. The expense ratio improved to 28.0% from 29.5%.

Property and casualty investment income after taxes for the second quarter increased 12% to $261 million from $232 million in 2004.

     “Chubb’s outstanding second quarter results in personal insurance, commercial insurance and assumed reinsurance, coupled with the improvement in specialty insurance, are especially noteworthy in that they were achieved in a more competitive market environment,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “This performance demonstrates the kind of results Chubb can achieve when we focus on our core businesses and execute our disciplined underwriting strategies.”

Six Month Results

     For the first six months of 2005, net income was $965 million or $4.82 per share, compared with $717 million or $3.73 per share for the first half of 2004. Operating income totaled a record $902 million or $4.50 per share for the first half of 2005, compared with $649 million or $3.38 per share for the first half of 2004.

     Net written premiums for the first six months increased 4% to $6.2 billion. Premiums for the insurance business grew 5%: up 4% in the U.S. and 10% outside the U.S. (5% in local currencies). Premiums for the reinsurance assumed business (Chubb Re) declined 13%.

     The combined ratio for the first half was 88.9% in 2005 and 92.7% in 2004. Catastrophe losses for the first half of 2005 were $41 million, accounting for 0.7 percentage points of the combined ratio. In the first half of 2004, catastrophe losses (excluding the aforementioned September 11 reserve release) were $142 million, representing 2.5 percentage points of the combined ratio. The first half expense ratio improved to 28.4% from 29.8%.

     Property and casualty investment income after taxes increased 13% to $514 million in the first half of 2005 from $454 million in the corresponding period a year earlier.

Outlook for 2005

     “In light of our strong first half results and our positive outlook for the second half, we are raising guidance for full year 2005 operating earnings per share to a range of $8.30 to $8.70,” said Mr. Finnegan. The revised operating income guidance assumes 2 percentage points of catastrophe losses for the year. The company’s previous guidance, provided on February 1, 2005, was $7.60 to $8.00 per share and assumed 3 percentage points of catastrophe losses for the year.

     Mr. Finnegan said the revised 2005 operating income guidance assumes:

•	Net written premium growth for the full year of 1% to 4%, based on growth of 6% to 8% for Chubb Personal Insurance (CPI), 2% to 4% for Chubb Commercial Insurance (CCI) and 4% to 6% for Chubb Specialty Insurance (CSI), and a decline of 20% to 25% in Reinsurance Assumed premiums;

•	A combined ratio between 89% and 91% for the year, based on a combined ratio of 85% to 87% for CPI, 86% to 88% for CCI; 98% to 100% for CSI; and 92% to 94% for Reinsurance Assumed; and

•	Growth of property and casualty investment income after taxes of 9% to 11% for the year.

Second Quarter Operations Review

     Chubb Personal Insurance net written premiums grew 8% to $871 million. CPI’s combined ratio improved to 81.0% from 89.6% in the second quarter of 2004, driven primarily by excellent results in Homeowners insurance. Catastrophe losses accounted for 1.5 percentage points of the second quarter combined ratio in 2005, compared with 4.9 points in 2004.

     The Homeowners line grew 10%. The combined ratio was 73.7%, which included 2.5 percentage points of catastrophe losses. Personal Automobile grew 3% and had a combined ratio of 95.2%, while Other Personal grew 7% and had a combined ratio of 91.6%.

     Chubb Commercial Insurance net written premiums grew 6% to $1.3 billion. The combined ratio was 86.7%, compared to 73.6% in the corresponding quarter of 2004. Excluding the $80 million September 11 net reserve release, CCI’s combined ratio in the second quarter of 2004 was 80.5%. Second quarter catastrophe losses accounted for 0.9 percentage points of the combined ratio in 2005 and 0.8 points in 2004 excluding the September 11 reserve release.

     Average renewal rates in the U.S. were down 1% for CCI, which retained 84% of the U.S. premiums that came up for renewal. In the U.S., premiums from new accounts exceeded lost business by a 1.2-to-1 margin.

     Chubb Specialty Insurance net written premiums grew 12% to $743 million. The combined ratio was 98.3%, compared with 128.6% in the second quarter of 2004.

     Professional Liability (PL) net written premiums grew 12%, attributable largely to the company’s decision not to renew a reinsurance treaty. PL had a combined ratio of 101.4%, compared with 134.1% in the second quarter of 2004. The 2004 results included $160 million of net reserve strengthening for errors & omissions losses related to investment banks. Average renewal rates in the U.S. for PL were down 2%, and the renewal retention rate was 89%. In the U.S., premiums from new accounts exceeded lost business by a 1.9-to-1 margin.

     Surety premiums were up 13%, and the combined ratio was 54.2%.

     Reinsurance Assumed (Chubb Re) net written premiums declined 14% to $230 million. The combined ratio improved to 91.3% from 95.1% in the second quarter of 2004.

Webcast Conference Call to be Held Today at 5 P.M.

     Chubb’s senior management will discuss the company’s second quarter performance with analysts today, July 26, at 5:00 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the evening for replay.

About Chubb

     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

     The company’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.

     All financial results in this release and attachments are unaudited. Segment information for 2004 reflects the business unit realignment announced in February 2005.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms

Operating Income

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss)

Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost

Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION

     Certain statements in this document, and certain oral statements made by management from time to time, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. These include statements relating to trends in, or representing management’s beliefs about, our future strategies, operations and financial results, as well as other statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission and those associated with:

•	the availability of primary and reinsurance coverage, including the implications relating to terrorism legislation and regulation;

•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:

-	our expectations relating to reinsurance recoverables;

-	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;

-	our estimates relating to ultimate asbestos liabilities;

-	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

-	the willingness of parties, including us, to settle disputes;

-	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability for asbestos, toxic waste and mold claims;

-	development of new theories of liability;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the financial services industry and other corporate governance issues, including:

-	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

-	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

-	claims and litigation arising out of practices in the financial services industry;

-	legislative or regulatory proposals or changes, including the changes in law and regulation implemented under the Sarbanes-Oxley Act of 2002;

•	the effects of investigations into market practices in the U.S. property and casualty insurance industry and any legal or regulatory proceedings arising therefrom;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic conditions including:

-	changes in interest rates, market credit spreads and the performance of the financial markets, generally and as they relate to credit risks assumed by our Chubb Financial Solutions unit in particular;

-	the effects of inflation;

-	changes in domestic and foreign laws, regulations and taxes;

-	changes in competition and pricing environments;

-	regional or general changes in asset valuations;

-	the inability to reinsure certain risks economically;

-	changes in the litigation environment;

-	general market conditions; and

•	our ability to implement management’s strategic plans and initiatives.

     The Corporation assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended June 30
	Second Quarter		Six Months
	2005	2004	2005	2004
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,112.5	$2,929.6	$6,168.7	$5,947.0
Increase in Unearned Premiums	(94.0)	(68.0)	(115.1)	(291.4)

Premiums Earned	3,018.5	2,861.6	6,053.6	5,655.6

Losses and Loss Expenses	1,818.9	1,805.9	3,653.9	3,546.5
Operating Costs and Expenses	869.2	863.3	1,748.2	1,770.6
Increase in Deferred Policy Acquisition Costs	(4.0)	(9.8)	(9.0)	(49.4)
Dividends to Policyholders	4.9	7.2	11.8	14.5

Underwriting Income	329.5	195.0	648.7	373.4

Investments
Investment Income Before Expenses	331.8	296.8	652.9	580.8
Investment Expenses	6.7	5.8	14.4	12.1

Investment Income	325.1	291.0	638.5	568.7

Other Income (Charges)	1.0	(1.5)	(2.2)	(2.5)

Property and Casualty Income	655.6	484.5	1,285.0	939.6

CHUBB FINANCIAL SOLUTIONS NON-INSURANCE BUSINESS	(.7)	(2.9)	(.7)	(17.2)

CORPORATE AND OTHER	(23.4)	(32.0)	(85.9)	(64.7)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	631.5	449.6	1,198.4	857.7

Federal and Foreign Income Tax	170.1	108.6	296.6	208.6

CONSOLIDATED OPERATING INCOME	461.4	341.0	901.8	649.1

REALIZED INVESTMENT GAINS AFTER INCOME TAX	34.1	15.1	63.3	67.7

CONSOLIDATED NET INCOME	$495.5	$356.1	$965.1	$716.8

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$261.3	$232.4	$513.5	$454.2

	Periods Ended June 30
	Second Quarter		Six Months
	2005	2004	2005	2004
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	202.3	192.5	200.4	192.1
Actual Common Shares at End of Period	198.3	191.0	198.3	191.0

DILUTED EARNINGS PER SHARE DATA
Operating Income	$2.28	$1.77	$4.50	$3.38
Realized Investment Gains	.17	.08	.32	.35

Net Income	$2.45	$1.85	$4.82	$3.73

Effect of Catastrophe Losses
September 11 Attack	$—	$.27	$—	$.27
All Other	(.07)	(.15)	(.13)	(.48)

Total	$(.07)	$.12	$(.13)	$(.21)

Effect of Chubb Financial
Solutions Non-Insurance Business	$—	$(.01)	$—	$(.06)

	June 30	Dec. 31	June 30
	2005	2004	2004
BOOK VALUE PER COMMON SHARE	$56.77	$52.55	$46.61

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	54.04	49.83	45.57

PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2005	2004	2005	2004
Losses and Loss Expenses to Premiums Earned	60.3%	63.3%	60.5%	62.9%
Expenses to Premiums Written	28.0	29.5	28.4	29.8

Combined Loss and Expense Ratio	88.3%	92.8%	88.9%	92.7%

Effect of Catastrophe Losses (Other Than Those from the September 11 Attack) on Combined Loss and Expense Ratio	.7%	1.6%	.7%	2.5%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2005	2004	2005	2004
	(in millions)
Paid Losses and Loss Expenses	$1,543.4	$1,380.6	$2,867.9	$2,607.9
Increase in Unpaid Losses and Loss Expenses	275.5	425.3	786.0	938.6

Total Losses and Loss Expenses	$1,818.9	$1,805.9	$3,653.9	$3,546.5

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2005	2004	(Decrease)	2005	2004
	(in millions)
SIX MONTHS ENDED JUNE 30

Personal Insurance
Automobile	$316.8	$310.4	2%	95.3%	95.0%
Homeowners	1,019.8	928.9	10	76.9	94.6
Other	290.1	286.1	1	89.1	87.6

Total Personal	1,626.7	1,525.4	7	82.7	93.4

Commercial Insurance
Multiple Peril	640.9	649.0	(1)	82.8	72.3
Casualty	909.9	857.0	6	97.3	83.6
Workers’ Compensation	496.2	469.1	6	84.9	90.4
Property and Marine	586.4	557.3	5	70.8	69.4

Total Commercial	2,633.4	2,532.4	4	85.3	78.2

Specialty Insurance
Professional Liability	1,337.5	1,260.3	6	101.5	120.6
Surety	104.7	94.4	11	101.3	48.2

Total Specialty	1,442.2	1,354.7	6	101.6	116.1

Total Insurance	5,702.3	5,412.5	5	88.8	92.6

Reinsurance Assumed	466.4	534.5	(13)	89.6	94.1

Total	$6,168.7	$5,947.0	4	88.9%	92.7%

The property and casualty product mix for 2004 includes certain reclassifications to conform with the 2005 presentation, which more closely reflects the way the property and casualty business is now managed. The total net premiums written and combined loss and expense ratio are not affected.

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2005	2004	(Decrease)	2005	2004
	(in millions)
QUARTER ENDED JUNE 30

Personal Insurance
Automobile	$171.0	$165.8	3%	95.2%	94.1%
Homeowners	567.9	516.1	10	73.7	87.3
Other	132.3	124.0	7	91.6	92.6

Total Personal	871.2	805.9	8	81.0	89.6

Commercial Insurance
Multiple Peril	304.5	313.6	(3)	83.3	59.6
Casualty	457.7	412.0	11	100.9	82.2
Workers’ Compensation	218.8	195.7	12	84.1	93.2
Property and Marine	287.0	270.9	6	71.3	63.4

Total Commercial	1,268.0	1,192.2	6	86.7	73.6

Specialty Insurance
Professional Liability	691.5	619.6	12	101.4	134.1
Surety	51.5	45.5	13	54.2	50.1

Total Specialty	743.0	665.1	12	98.3	128.6

Total Insurance	2,882.2	2,663.2	8	88.1	92.6

Reinsurance Assumed	230.3	266.4	(14)	91.3	95.1

Total	$3,112.5	$2,929.6	6	88.3%	92.8%

The property and casualty product mix for 2004 includes certain reclassifications to conform with the 2005 presentation, which more closely reflects the way the property and casualty business is now managed. The total net premiums written and combined loss and expense ratio are not affected.